FOR IMMEDIATE RELEASE                             Stock Symbol: LPSB
May 9, 2008                                      Traded on NASDAQ Capital Market

CONTACT:
Lee A. Brady
President and Chief Executive Officer
(219) 362-7511

        LaPorte Bancorp, Inc. Holds First Annual Meeting of Stockholders; Informally Discusses Stock Repurchases With the Office of Thrift Supervision

     La Porte, Indiana - May 9, 2008 - LaPorte Bancorp, Inc. (the "Company") (NASDAQ Capital Market: LPSB), the parent company of The LaPorte Savings Bank (the "Bank") announced today the results of its first Annual Meeting of Stockholders, which was held on May 6, 2008. At the meeting, the Company's stockholders elected Lee A Brady, Paul G. Fenker and Ralph F. Howes to serve on the Board of Directors, each for a three year term. Each of these individuals were incumbent members of the Company's Board of Directors. The Company's stockholders also ratified the appointment of Crowe Chizek and Company LLC as the Company's independent registered public auditing firm for the year ending December 31, 2008.

     President Brady also discussed the Federal rule prohibiting issuer stock repurchases during the first year following mutual holding company stock offerings. Under applicable regulations, the Office of Thrift Supervision ("OTS") will waive such prohibition only in "extraordinary circumstances." President Brady indicated that he has discussed the matter informally with members of the OTS staff and was informed that, as a general matter, the OTS does not consider current market conditions to be an "extraordinary circumstance" justifying a waiver of the one year prohibition. President Brady stressed that the OTS's comments were informal but that, based on these comments and in order to save time and expense, the Board has determined not to file a waiver request with respect to stock repurchases at this time. The one year prohibition on stock repurchases by the Company will lapse on October 12, 2008.

     This press release contains certain forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of The LaPorte Savings Bank, and changes in the securities markets. Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in belief, expectations or events.